Exhibit 99.1

Avenue Therapeutics Reports Third Quarter 2018 Financial Results and Recent Corporate Highlights

New York, NY – November 14, 2018 – Avenue Therapeutics, Inc. (NASDAQ: ATXI) (“Avenue”), a specialty pharmaceutical company focused on the development and commercialization of intravenous (IV) tramadol, today reported financial results and recent corporate highlights for the third quarter ended September 30, 2018.

Lucy Lu, M.D., Avenue’s President and Chief Executive Officer, said, “Yesterday, we were very pleased to announce definitive agreements with InvaGen Pharmaceuticals, Inc., USA (“InvaGen”), a subsidiary of Cipla Limited, a leading pharmaceutical company, with two closing stages, subject to shareholder approval and certain closing conditions. At the first stage closing, InvaGen will acquire, through the issuance by Avenue of new shares, shares representing a 33.3% stake in Avenue’s capital stock on a fully diluted basis for $35 million. Following the second closing stage, InvaGen will acquire the remaining shares of Avenue’s common stock, pursuant to a reverse triangular merger with Avenue remaining as the surviving entity, for up to $180 million in the aggregate. Based on current assumptions, such aggregate consideration is expected to represent approximately $13.92 per share. We plan to initiate our second Phase 3 trial shortly that will evaluate IV tramadol in patients following abdominoplasty surgery.”

Financial Results:

•	Cash Position: As of September 30, 2018, Avenue’s cash, cash equivalents and short-term investments totaled $4.8 million, compared to $8.9 million at June 30, 2018, and $21.8 million at December 31, 2017, a decrease of $4.1 million in the quarter and a decrease of $17 million year-to-date. The decreases were primarily attributable to the continued Phase 3 development of IV tramadol.
•	R&D Expenses: Research and development expenses for the three months ended September 30, 2018, were $1.8 million, compared to $2.0 million for the same quarter in 2017.
•	G&A Expenses: General and administrative expenses for the three months ended September 30, 2018 and September 30, 2017 remained the same at $0.8 million.
•	Net Loss: Net loss for the three months ended September 30, 2018, was $2.6 million, or $0.25 per share, compared to a net loss of $2.9 million, or $0.30 per share, for the three months ended September 30, 2017.

About Avenue Therapeutics

Avenue is a specialty pharmaceutical company focused on the development and commercialization of intravenous (IV) tramadol for the management of moderate to moderately severe postoperative pain. IV tramadol may fill a gap in the acute pain market between IV acetaminophen/NSAIDs and IV conventional narcotics. Avenue is currently evaluating IV tramadol in a pivotal Phase 3 program for the management of postoperative pain. Avenue is headquartered in New York City. For more information, visit www.avenuetx.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: risks relating to our growth strategy; risks relating to the results of research and development activities; risks relating to the timing of starting and completing clinical trials; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Jaclyn Jaffe

Avenue Therapeutics, Inc.

(781) 652-4500

ir@avenuetx.com

Investor Relations

Jeremy Feffer
Managing Director, LifeSci Advisors, LLC
(212) 915-2568
jeremy@lifesciadvisors.com

Media Relations

Sarah Hall

Phase IV Communications

(215) 313-5638

sarah@phaseivcommunications.com

AVENUE THERAPEUTICS, INC.
Condensed Balance Sheets
($ in thousands, except for share and per share amounts)

	September 30,	December 31,
	2018	2017
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,804	$11,782
Short-term investments	-	10,000
Prepaid expenses and other current assets	459	388
Total Assets	$5,263	$22,170

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$2,098	$2,737
Accounts payable and accrued expenses - related party	371	53
Total current liabilities	2,469	2,790

Total Liabilities	2,469	2,790

Commitments and Contingencies

Stockholders' Equity
Preferred Stock ($0.0001 par value), 2,000,000 shares authorized
Class A Preferred Stock, 250,000 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	-	-
Common Stock ($0.0001 par value), 50,000,000 shares authorized
Common shares; 10,662,398 and 10,265,083 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	1	1
Common stock issuable, 0 and 273,837 shares as of September 30, 2018 and December 31, 2017, respectively	-	1,103
Additional paid-in capital	41,083	38,937
Accumulated deficit	(38,290)	(20,661)
Total Stockholders' Equity	2,794	19,380
Total Liabilities and Stockholders' Equity	$5,263	$22,170

AVENUE THERAPEUTICS, INC.

Condensed Statements of Operations
(Unaudited)

($ in thousands, except for share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$1,788	$2,000	$14,981	$2,580
General and administrative	820	848	2,733	2,516
Loss from operations	(2,608)	(2,848)	(17,714)	(5,096)

Interest income	(13)	(6)	(85)	(6)
Interest expense	-	106	-	294
Interest expense - related party	-	-	-	81
Change in fair value of convertible notes payable	-	-	-	99
Change in fair value of warrant liabilities	-	-	-	451
Net Loss	$(2,595)	$(2,948)	$(17,629)	$(6,015)

Net loss per common share outstanding, basic and diluted	$(0.25)	$(0.30)	$(1.73)	$(1.09)

Weighted average number of common shares outstanding, basic and diluted	10,295,958	9,972,663	10,216,466	5,514,988